SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated July 24, 2012

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On July 24, 2012, Zale Corporation (“Zale”) and certain of its subsidiaries, entered into a Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, and the various other parties thereto (the “New Bank Facility”).  The New Bank Facility amends and extends Zale’s revolving credit facility that was scheduled to mature on April 30, 2014.

The New Bank Facility provides for revolving borrowings of up to $665 million (which includes a $15 million, first-in, last-out facility (the “FILO facility”)) and matures on July 24, 2017.  The New Bank Facility (other than the FILO facility) bears interest at LIBOR plus an applicable percentage (ranging from 175 to 225 basis points) based upon Zale’s average availability.  The FILO facility bears interest at LIBOR plus an applicable percentage (ranging from 350 basis points to 400 basis points) based on Zale’s average availability.  The New Bank Facility also provides for a fee on the unused commitment amount of 37.5 basis points per annum.  The New Bank Facility is secured by a first priority security interest on inventory and receivables and by a second priority security interest in the remaining assets of Zale and its subsidiaries.  Borrowings under the New Bank Facility (other than the FILO facility) are limited to a borrowing base equal to (a) 90% of the appraised net orderly liquidation value of the inventory of Zale and its subsidiaries plus (b) 90% of the eligible credit card receivables of Zale and its subsidiaries minus (c) certain reserves.  Borrowings under the FILO facility are limited to the lesser of $15 million or 2.5% of the appraised net orderly liquidation value of the inventory of Zale and its subsidiaries.  The New Bank Facility includes various covenants including restrictions on the incurrence of indebtedness, liens, investments, asset sales, and restricted payments and the requirement that Zale and its Subsidiaries maintain a minimum fixed charge coverage ratio of 1.00 to 1.00 when excess availability under the New Bank Facility falls below certain levels.

A copy of the New Bank Facility is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In addition, on July 24, 2012, Zale (i) used proceeds of borrowings under the New Bank Facility (including the FILO facility) to prepay $60.5 million of the $140.5 million outstanding principal amount under Zale’s senior secured term loan (the “Term Loan”) with Z Investment Holdings, LLC (“Z Investment”), an affiliate of Golden Gate Capital, and (ii) entered into an Amended and Restated Credit Agreement with Z Investment (the “Amended Term Loan Agreement”) with respect to the Term Loan.  Under the terms of the Amended Term Loan Agreement, the maturity date of the remaining $80 million outstanding principal amount under the Term Loan was extended from May 10, 2015 to July 24, 2017.  In addition, the interest rate was reduced from 15% per annum to 11% per annum.  Under the Amended Term Loan Agreement, the Term Loan may be prepaid with a make-whole call premium during the first year and a fixed call premium thereafter, declining from 4% in the second year to 0% in the fifth year.  The Term Loan is secured with a second priority security interest on inventory and receivables and a first priority security interest on substantially all of the remaining assets of Zale and its subsidiaries.  The Term Loan is subject to a borrowing base (the “Term Loan Borrowing Base”) equal to (a) 107.5% of the appraised net orderly liquidation value of the inventory of

Zale and its subsidiaries plus (b) 100% of the eligible credit card receivables of Zale and its subsidiaries plus (c) an amount equal to the lessor of $40 million or 100% of the appraised net orderly liquidation value of Zale’s intellectual property minus (d) the borrowing base under the New Bank Facility, calculated without giving effect to reserves under the New Bank Facility.  In the event the principal amount of the Term Loan was to exceed the Term Loan Borrowing Base, Zale’s availability under the New Bank Facility would be reduced by the amount of such excess.  At July 24, 2012, the principal amount of the Term Loan did not exceed the Term Loan Borrowing Base.  The Term Loan includes various covenants which are generally consistent with the covenants in the New Bank Facility, including restrictions on the incurrence of indebtedness, liens, investments, asset sales, and restricted payments and the requirement that Zale and its Subsidiaries maintain a minimum fixed charge coverage ratio of 1.00 to 1.00 when excess availability under the New Bank Facility falls below certain levels.  As of July 24, 2012, Zale exceeded the minimum excess availability threshold and, as of the end of the most recent quarter, the fixed charge coverage ratio was 1.15.

A copy of the Amended Term Loan Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01                                             Financial Statements and Exhibits

10.1                           Second Amended and Restated Credit Agreement, dated July 24, 2012, with Bank of America, as Administrative Agent, and the various other parties thereto

10.2                           Amended and Restated Credit Agreement, dated July 24, 2012, with Z Investment Holdings, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

		By:	/s/ Thomas A. Haubenstricker
Thomas A. Haubenstricker
Senior Vice President and
Chief Financial Officer

Date:	July 27, 2012